[Certain portions of Exhibit 10.5 have been omitted based upon a request for confidential treatment. The non-public information has been filed with the Securities and Exchange Commission.]

Exhibit 10.5

MILK SUPPLY AGREEMENT

This Milk Supply Agreement (“Agreement”) is entered into as of the 23rd day of November, 2004, by and between Dairy Farmers of America, Inc., a Kansas cooperative marketing association (“Seller”) and Eagle Family Foods, Inc., a Delaware corporation (“Buyer”). Buyer desires to purchase unprocessed Grade “A” milk (“Demand Milk”) from Seller. Seller desires to supply all the quantities of Demand Milk to Buyer’s processing plant located in El Paso, Texas (the “Plant”).

In consideration of the mutual covenants and agreements set forth herein, Seller and Buyer hereby agree as follows:

1. Supply.

Buyer desires that Seller sell and supply, and Seller agrees and shall sell and supply all of Buyer’s requirements for Demand Milk to the Plant. Seller may, at its discretion, supply Demand Milk to the Plant from third party sources at the same product specifications identified in Exhibit C. In addition to the Demand Milk, Seller shall deliver to Buyer certain quantities of Balancing Milk (as defined herein) as set forth herein (the Demand Milk and the Balancing Milk are collectively referred to herein as “Milk”).

2. Prices.

For all Demand Milk purchased and sold pursuant to this Agreement, Buyer agrees to pay to Seller, and Seller agrees to accept as payment in full, the appropriate Class price based upon the announced component values by the Federal Milk Market Administrator (Market Administrator). Class price will be computed by the producer-weighted average butterfat times the Federal Order (FO) announced butterfat price, the producer-weighted average nonfat solids times the FO announced nonfat solids price, the producer-weighted average protein times the FO announced protein price, and the producer-weighted average somatic cell count times the FO announced somatic cell adjustment price. In the event the FO price is no longer published, Buyer and Seller agree to negotiate in good faith a purchase price that similarly reflects the FO price under which Demand Milk is sold. In addition, Buyer shall pay the appropriate premiums for the Demand Milk as set forth in Schedule A attached hereto and incorporated herein.

3. Requirements.

On the terms and subject to the conditions stated in this Agreement, at a minimum Seller will sell and deliver and Buyer shall purchase and receive from Seller, the quantities of Demand Milk as set forth in Schedule B2 attached hereto and incorporated herein (“Milk Requirements”). Buyer, upon ninety (90) days notice to Seller, may elect to increase volumes of Demand Milk to the quantities as set forth in

Schedule B1 attached hereto and incorporated herein. In the event Buyer does not serve notice to Seller of Buyer’s intent to increase purchases of Demand Milk by December 31, 2006, Schedule B1 shall become null and void.

Notwithstanding anything to the contrary, Buyer may, but shall not be obligated to, purchase any Demand Milk until five days following the Completion Date (as such term is defined in that certain Asset Purchase Agreement by and between Buyer, Eagle Family Foods Holdings, Inc. (“Parent”) and Seller, dated as of the date hereof](the “First Required Delivery Date”). If Buyer desires to purchase Demand Milk prior to the First Required Delivery Date, Buyer shall give Seller thirty (30) days written notice prior to the date such Demand Milk is to be delivered (the “First Optional Delivery Date”). In the event that the First Required Delivery Date or the First Optional Delivery Date, as the case may be, is not on the first day of a calendar month, the Milk Requirements for such month shall be prorated accordingly. For the calendar year 2005, Buyer shall inform Seller in writing sixty (60) days prior to the First Required Delivery Date or the First Optional Delivery Date, as applicable, whether Schedule B-1 or Schedule B-2 shall apply, provided, however, that until the third month anniversary of the First Required Delivery Date or the First Optional Delivery Date, as applicable, the volumes set forth in Schedules B-1 or B-2, as the case may be, may not apply. For all subsequent calendar years, the Buyer agrees to provide Seller on November 1 of each year during this Agreement, a projection of Demand Milk volume for the following calendar year.

In addition, as requested by Seller, Buyer will receive, pursuant to the terms of that certain Tolling Agreement dated as of the date hereof, by and between Buyer and Seller, for processing and/or manufacturing purposes, without said milk being sold and purchased, hereunder, up to the daily maximum milk volume capacity at the Plant (hereinafter referred to as Balancing Milk). Such Balancing Milk volumes in excess of Buyer’s Demand Milk volume requirements at the Plant will be projected by Seller and agreed to by Buyer, from the actual Demand Milk volume received at the Plant and provided to Buyer on December 1 of each year during this Agreement for the following calendar year. Notwithstanding the foregoing, Seller may request before December 1 of each year, that the manner in which Seller delivers, and Buyer receives, the annual requirements as stated in B1 or B2 herein, shall be adjusted to reflect seasonal intake to reflect milk availability in the marketing area in and around the Plant. Balancing Milk volumes in excess of Buyer’s Demand Milk volume requirements received, but not sold and purchased hereunder at the Plant will be subject to the terms as stated in the Tolling Agreement executed by Buyer and Seller for the Plant.

4. Term.

The initial term of this Agreement shall commence on January 1, 2005 and shall, unless earlier terminated as provided herein, continue through December 31, 2009, provided, however, that the term of this Agreement shall automatically be extended from day to day so that it always has a remaining term of five years, unless Seller gives written notice to Buyer that it does not wish to continue to extend the term, in which event the term will terminate on the fifth anniversary of such notice.

Notwithstanding anything contained herein to the contrary, Buyer may terminate this Agreement at any time by providing Seller with twelve (12) months prior written notice specifying the date of termination.

5. Manner of Payment.

Seller shall submit invoices to Buyer at Buyer’s address set forth in Section 25 below, or at such other location designated by Buyer from time to time in writing to Seller. Buyer shall pay Seller for all Demand Milk sold, delivered and received at the Plant during any calendar month through electronic transfer of funds by dates required in CFR §1126.73. In the event the FO terminates, payment dates for the Demand Milk shall be as follows: an advance payment for Demand Milk received during the first fifteen (15) days of each month shall be made in order that Seller may receive payment by the 25th (twenty-fifth) day of each month and the final payment for the Demand Milk shall be made so that the payment is received by Seller by the 17th (seventeenth) day of each month following the month in which the Demand Milk was sold to and received by Buyer.

6. To evaluate Buyer’s continued creditworthiness, its financial condition and overall ability to make payments for Demand Milk purchased hereunder, within forty-five (45) days after the close of each fiscal year of Buyer, Buyer shall deliver or cause to be delivered to Seller, a copy of the consolidated audited or unaudited, as applicable and available, annual financial statements of Eagle Family Foods Holdings, Inc. (the “Parent”) and its subsidiaries as filed with the Securities and Exchange Commission for the immediately preceding fiscal year, which will include a balance sheet, profit and loss statement and reconcilement of surplus of Buyer. Upon request from Seller, Buyer shall provide to Seller, within ten (10) days from the date of such request, a copy of the most recent available consolidated unaudited quarterly financial statement of the Parent and its subsidiaries, prepared on a consistent basis from quarter to quarter within each fiscal year as filed with the Securities and Exchange Commission. Any and all financial statements furnished to Seller by Buyer shall be certified by the Parent’s chief financial officer (or other person reasonably acceptable to Seller) verifying that such financial statement accurately reflects the financial condition and operations of the Parent and its subsidiaries at the times and for the periods therein stated, provided, however, that any certificates required to be filed pursuant to the Sarbanes-Oxley Act of 2002 shall be deemed sufficient for purposes hereof.

Further, Seller reserves the right to modify and adjust the manner and terms of payment as set forth in Section 5 above to fairly address the current financial exposure to Seller for Demand Milk sold hereunder.

Seller agrees that the financial information of Buyer provided herein shall not be disclosed to anyone other than Seller’s employees who have a need to know or permit the use of this financial information in a manner for any purpose other than for determination of continued creditworthiness of Buyer.

7. Transportation of Milk.

Seller shall be responsible for the transportation and delivery of Balancing Milk delivered or Demand Milk purchased and sold hereunder to the Plant. Transportation and delivery of Milk shall be at Seller’s sole risk and expense, and Seller shall have full control over the method of transportation.

8. Milk Tanker Washing.

Buyer shall properly wash all milk tankers delivering Milk to the Plant. This washing requirement shall not apply if Seller directs tanker or tankers to leave the Plant immediately after unloading. This requirement shall also not apply if the tanker is not accessible to the washing facility. If conditions develop that prohibit tankers from being washed at the facility, Buyer shall notify Seller of conditions, and, if necessary, Buyer shall assist Seller in paying the costs of washing tanker(s).

9. Schedule of Deliveries.

Buyer, on behalf of the Plant, will order the Plant’s weekly Demand Milk requirements from Seller on Thursday for delivery the following Sunday through Saturday. Buyer and Seller will mutually agree to the schedule and times of delivery. Scheduling will principally consist of weekly receipt assignments in a uniform manner throughout the seven-day week, and on occasion, receipts may be more heavily weighted on weekends and/or holidays. Seller shall use reasonable commercial efforts to meet said schedule and times of delivery.

10. Quality of Milk.

Seller represents, warrants and agrees that:

(a) Seller shall comply with all laws and governmental rules and regulations applicable to the production, storage and delivery of Milk to be delivered and/or sold to Buyer and delivered to the Plant hereunder, and shall use reasonable commercial efforts to assure that the members of Seller producing the Milk do likewise;

(b) All Milk purchased and sold hereunder shall, when delivered, be reasonably acceptable as to flavor, odor and appearance and meet the specifications of the Plant as set forth in Schedule C and incorporated herein by reference.

(c) Seller agrees to respond in writing to all non-conformance notifications from Buyer regarding quality of Milk supplied hereunder identifying the steps it will undertake to bring the quality of Milk supplied to the Plant up to the specifications detailed in Schedule C.

11. Indemnification and Insurance.

(a) Seller agrees to defend, indemnify and hold harmless Buyer and the Plant, their subsidiaries and affiliates and their agents, officers, directors, employees, representatives, successors and permitted assigns from and against all obligations, liabilities, damages, penalties, fines, violations, claims, causes of action, suits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) (together, “Losses”) that Buyer and/or the Plant may suffer, arising out of, resulting from or connected with (i) willful misconduct of Seller or the negligent acts or omissions of Seller in the performance of this Agreement, and/or (ii) Seller’s breach of the representations, warranties and agreements set forth in this Agreement. This indemnification is not limited to third party claims.

(b) Buyer on behalf of itself and the Plant agrees to defend, indemnify and hold harmless Seller, its subsidiaries and its affiliates and their agents, officers, directors, employees, representatives, successors and permitted assigns from and against all Losses that Seller may suffer arising out of, resulting from or connected with the (i) the willful misconduct of Buyer or the negligent acts or omissions of Buyer and/or the Plant in the production and sale of products containing Seller’s Milk and sold to third parties, and/or (ii) Buyer’s breach of any representations, warranties and agreements set forth in this Agreement. This indemnification is not limited to third party claims.

(c) The obligations of Seller and Buyer in Section 10(a)-(b) shall survive the termination or cancellation of this Agreement for any reason whatsoever.

(d) Seller agrees to provide Buyer with a certificate of insurance evidencing insurance coverage in amounts of not less than $1,000,000 per person and not less than $1,000,000 per occurrence and not less than $500,000 for property damage to cover its liabilities hereunder. Such certificate shall provide that such insurance coverage may be terminated or materially modified only upon at least thirty (30) days prior written notice by the insurance carrier to Buyer. Seller, at its own expense, shall add Buyer as an additional insured to such insurance policies.

(e) Buyer agrees to provide Seller with a certificate of insurance evidencing insurance coverage in amounts of not less than $1,000,000 per person and not less than $1,000,000 per occurrence and not less than $500,000 for property damages to cover its liabilities hereunder. Such certificate shall provide that such insurance coverage may be terminated or materially modified only upon at least thirty (30) days prior written notice by the insurance carrier to Seller. Buyer, at its own expense, shall add Seller as an additional insured to such insurance policies.

12. Testing and Rejection of Milk.

Before pumping Milk into the Plant’s first receiving tank, the Plant shall (a) test Milk for antibiotics using the Charm or Snap tests, and (b) sample Milk for flavor, odor, appearance, acidity, temperature, freezing point and sediment. Prior to title to the Milk passing to Buyer as provided in Section 12, the Buyer shall have the right to reject any and all Milk which does not meet the requirements of Section 10.

13. Title.

Title and risk of loss to all Milk delivered to the Plant shall remain with Seller until such Milk is delivered to the Plant. When the Plant’s hose is connected to the milk tanker, and the tanker valve has been opened, but subsequent to the Plant’s testing as set forth in Section 12 above, title of said Demand Milk shall pass to Buyer as it is transferred past the tanker valve through the Plant’s hose. Title and ownership of the Balancing Milk delivered by Seller to the Plant shall at all times be vested with Seller.

14. Excuse for Nonperformance.

In the event either party to this Agreement is prevented, delayed or rendered impracticable in performing any duty or obligation required by this Agreement due to fire, earthquake, strike, lockout or other labor trouble, acts of terrorism, drought, acts of God, epidemic or disease, orders, rules or regulations or acts of government relating to national defense or prosecution of war, lack of manpower due to war conditions and other national economic conditions, quarantine of plant, herd destruction or disqualification of dairy herds, partial or in whole, brought about by disease, fire, earthquake or other act of God or other causes beyond the reasonable control of either (a “Force Majeure Event”), that party shall not be liable for damages resulting therefrom, incidental, consequential or otherwise. Failure on the part of Seller to deliver or on the part of Buyer to receive Milk for any of the reasons set forth in this Section 14 shall not be deemed a ground for the termination or cancellation of this Agreement; provided, however, if Seller is unable to deliver Demand Milk due to a Force Majeure Event, Buyer may purchase the same from other suppliers, in which event Buyer’s obligation to purchase its requirements of Demand Milk from Seller as provided in Section 1 above shall be temporarily reduced to the extent of any such purchases from other suppliers. The obligation to purchase or sell the requirement of Demand Milk as provided in Section 1 above shall resume upon Seller or Buyer, as the case may be, providing written notice that the event which prevented Seller from delivering Demand Milk to Buyer or which prevented Buyer from receiving Demand Milk from Seller no longer exists.

Buyer agrees that the annual Demand Milk requirements as set forth in the attached Schedules, B1 and B2, will not be less than [*Confidential Treatment Requested*] pounds per year or be greater than [*Confidential Treatment Requested*]of Demand Milk per year, provided, however, that the minimum requirement of [*Confidential Treatment Requested*] pounds per year shall not apply during the calendar year 2005. In the event Buyer desires to purchase more than [*Confidential Treatment Requested*] pounds of Demand Milk per year, such pricing for the Demand Milk in excess of the [*Confidential Treatment Requested*] pounds of Demand Milk per year will be negotiated and agreed between Buyer and Seller. In the event Buyer requires less than 80% of the annual volumes of Demand Milk declared on November 1 for the following year, those Demand Milk volumes required by Buyer that are less than 80% of the annual requirements of Demand Milk will be identified and thereafter the amount of the loss/damage on the reduced Demand Milk volumes sustained by Seller shall be calculated and said amount will be reimbursed by Buyer to Seller in the net difference amount actually received for the reduced deliveries of Demand Milk, including class value, premium and freight, compared to the amount Seller would have received from Buyer had Buyer accepted the previously agreed volumes of Demand Milk.

15. Compliance With All Laws, Rules and Regulations.

Buyer and Seller each warrants that it will in every manner of its business comply with and conform to all federal, state and local laws, rules and regulations governing the subject matter of this Agreement. Any breach of said warranty or claim of breach shall be the sole responsibility of the party in breach, or claimed to be in breach, and said party shall, for said breach, with the exception of incidental, punitive or consequential damages indemnify, defend and hold the other party free and harmless from and against any loss or expense arising therefrom. The foregoing indemnity shall be in addition to, and not in limitation of, the indemnities provided in Section 10 hereof and shall survive the termination or cancellation of this Agreement for any reason whatsoever. This indemnification is not limited to third party claims.

16. Insufficient Milk Supply.

In the event that Seller does not, at any time during the term of this Agreement or any extension hereof, have on hand sufficient supplies of Demand Milk to meet all of its outstanding obligations, including Buyer’s requirements of Demand Milk hereunder, Seller shall be obligated to acquire from other sources sufficient supplies of Demand Milk of the same quality as contracted for hereunder to satisfy Buyer’s requirements of Demand Milk, and Seller’s failure to do so hereunder shall entitle Buyer, in its sole discretion, to (a) terminate this Agreement in accordance with the provisions of Section 17 hereunder, or (b) purchase Demand Milk from other suppliers, in which event (i) Buyer’s obligation to purchase its requirements of Demand Milk from Seller as provided in Section 1 hereof shall be reduced to the extent of any such purchases from other suppliers, and (ii) Seller shall pay Buyer for the difference in price between what Buyer would have paid hereunder and what Buyer has to pay such other suppliers. Buyer shall use commercially reasonable efforts to mitigate the price differential as set forth in the preceding sentence.

17. Default or Breach.

Subject to Section 14 above, if either of the parties hereto shall breach any of the provisions hereof or default in the performance of any of the terms, conditions, covenants, obligations or agreements herein made or agreed to be kept or performed under the terms of this Agreement by said party, and such default or breach shall continue for a period of fifteen (15) consecutive days after written notice to said party specifying the default or breach, then the party not in default may declare this

Agreement terminated and shall be under no further obligation hereunder, and/or the party not in default may take such other action or pursue all remedies in equity or at law as may be available. Notwithstanding the foregoing and subject to Section 14 hereof, in the event that Seller does not deliver sufficient supplies of Demand Milk to meet Buyer’s Milk Requirements hereunder, whether from Seller’s own sources or from third parties as required by Section 16 hereof, Buyer, in its sole discretion, may declare Seller in default under this Agreement and may terminate this Agreement within five (5) business days if such default is not remedied within such five (5) business days and/or Buyer may take such other action as may be available to Buyer. The foregoing notwithstanding, Buyer shall have the right to terminate this Agreement immediately upon discovery and confirmation by credible evidence of a breach related to the safety or health aspects of the Demand Milk being purchased under this Agreement.

18. Arbitration.

Except for Paragraph 17 above, should any controversy arise between the parties relating to this Agreement, it shall be settled by arbitration as provided herein. Either party seeking arbitration shall issue to the other a Notice of Intention to Arbitrate, in which it shall propose an arbitrator who is a person familiar with the subject of this Agreement or with the industry in which the parties operate. The other party shall, within ten (10) days, either accept or reject arbitrator. In the case that such other party rejects such proposed arbitrator, such other party shall notify the first party of such proposed alternative arbitrator. In the event that the parties cannot agree on an arbitrator within thirty (30) days of receipt of the Notice of Intention to Arbitrate, the parties seeking arbitration shall request appointment by the President of the American Arbitration Association (“AAA”) of a single independent arbitrator having familiarity with the industry in which the parties operate. The costs, expenses and fees of the arbitrators will be borne equally by the parties. The arbitration proceedings shall be held in a mutually agreeable location or as designated by the arbitrator if no such agreement is forthcoming. This Section 18 shall constitute a written agreement to submit to arbitration. Except as modified herein, arbitration shall be governed by the provisions of the Commercial Arbitration Rules of the AAA and the decision of the arbitrator shall be conclusive and binding.

19. Confidentiality.

Buyer and Seller agree to keep the terms and conditions of this Agreement confidential. Nothing in this Agreement shall prevent either party from disclosing the existence or terms and conditions of this Agreement to its Board of Directors, officers, employees, attorneys, accountants and consultants or to proper governmental regulatory authorities, if requested to do so; however, such disclosure shall be made only after notification to the other party and after notifying the Board of Directors, officers and employees or to the governmental regulatory authority that the document is to be treated as a confidential business record not to be disclosed to competitors of Buyer or Seller. Notwithstanding the foregoing, Seller acknowledges that the Parent will be required to disclose this Agreement on a Current Report on Form 8-K.

20. Assignment.

Neither party to this Agreement may transfer, assign or otherwise convey any rights or delegate any duties or obligations hereunder without the prior written consent of the other party, provided, however, that without such consent, Buyer shall, at all times, have the right to assign this Agreement to any person who purchases a majority of the voting stock of Buyer, or upon the merger or consolidation of Buyer into or with another corporation, or the merger or consolidation of any other corporation into or with Buyer, or the sale or conveyance of all or substantially all of the assets of Buyer, so long as the overall financial condition of such purchaser supports a credit evaluation as of the date of such assignment, which is at least comparable to Buyer and said purchaser is not a direct competitor to Seller in the raw milk procurement business.

21. No Waiver; Amendment.

The failure of any party hereto at any time or times to require performance of any provision hereof will in no manner affect its right at any later time to enforce such provision. No waiver by either party of any condition or of any breach of any term, covenant or representation or warranty contained in this Agreement will be effective unless given in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or waiver of any other condition or breach of any other term, covenant, representation or warranty. The remedies available hereunder are cumulative, and the exercise of any one or more of the remedies provided herein or otherwise available in law or in equity shall not be construed as a waiver of any of the other remedies available. This Agreement can be amended only in writing and signed by both parties hereto.

22. Governing Law.

This Agreement and its application shall be governed by applicable laws of the State of Texas.

23. Captions.

Any captions to or headings of the Sections of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for interpretation or determination of the validity of this Agreement or any part thereof.

24. Severability.

All provisions of this Agreement, and all portions of such provisions, are intended to be, and shall be, independent and severable, and in the event that any provision or portion thereof is determined to be unlawful, invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision, or portion thereof, of this Agreement, and all other provisions and portions thereof shall continue to be valid and enforceable.

25. Counterparts.

This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

26. Notice.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by telecopy, or sent by United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, in each case to the following addresses of the respective parties.

If to Seller:	Dairy Farmers of America Inc.
Attn: David Jones
3500 William D. Tate Ave., Suite 100
Grapevine, TX 76051
Fax: (817) 410-4501

With a copy to:	Dairy Farmers of America, Inc.
Attn: David A. Geisler
10220 N. Ambassador Drive
Kansas City, Missouri 64153
Fax: (816) 801-6593

If to Buyer:	Eagle Family Foods, Inc.
Attn: Chief Executive Officer
735 Taylor Road, Suite 100
Gahanna, Ohio 43230
Fax: (614) 501-4299

The parties agree that any notice required or permitted by this Agreement may be made by a facsimile to be confirmed in writing within ten (10) days to the fax numbers set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DAIRY FARMERS OF AMERICA, INC		EAGLE FAMILY FOODS, INC
(“Seller”)		(“Buyer”)

By:	/s/ Gerald L. Bos	By:	/s/ Craig Steinke
Name:	Gerald L. Bos	Name:	Craig Steinke
Title:	Chief Financial Officer	Title:	Chief Executive Officer and President
Corporate Vice President/Finance

Schedule A

Premiums

Schedule A Premium

Demand Milk sold under this Agreement shall be assessed a premium of [*Confidential Treatment Requested*] hundredweight in addition to the price as calculated pursuant to Paragraph 2.

Schedule B-1

Quantity of Milk

[*Confidential Treatment Requested*]

The following annual estimates of quantities of Demand Milk (in 000 pounds) are provided and assume the same application of monthly distribution of Demand Milk as stated above.

[*Confidential Treatment Requested*]

Note: for leap years, the percentages will adjust to reflect the additional day in February.

Balancing Milk

Balancing Milk volume will be provided by the Seller upon confirmation of the Demand Milk schedule each December 1 and will, in aggregate, not exceed the maximum daily capacity of the Plant, or [*Confidential Treatment Requested*] of milk per day.

Schedule B-2

Quantity of Milk

[*Confidential Treatment*]

The following annual estimates of quantities of Demand Milk (in 000 pounds) are provided and assume the same application of monthly distribution of Demand Milk as stated above.

[*Confidential Treatment Requested*]

Note: for leap years, the percentages will adjust to reflect the additional day in February.

Balancing Milk

Balancing Milk volume will be provided by the Seller upon confirmation of the Demand Milk schedule each December 1 and will, in aggregate, not exceed the maximum daily capacity of the Plant, [*Confidential Treatment Requested*] of milk per day.

Schedule C

Specifications

Grade “A” Raw Milk (“Demand Milk”)

•	45° F or less

•	Bacteria not to exceed 300,000 per mL

•	No positive results on drug residue detection

•	Somatic Cell Count not to exceed 750,000 per mL

•	Titratable acidity not to exceed 0.16%